December 23, 2005

Zip+4 Code:  20549-0305

Via Fax & U.S. Mail
American Southwest Holdings, Inc.
Alan Doyle, President and Director
4225 N. Brown Ave.
Scottsdale, Arizona 85251

		Re:	American Southwest Holdings, Inc.
			Form 10-KSB for the Year Ended December 31, 2004
       			File 000-27947

Dear Mr. Doyle:

We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


      Sincerely,




      David R. Humphrey
      Branch Chief-Accountant